Issuer Free Writing Prospectus; Filed Pursuant to Rule 433;
Registration Number 333-255229

HARBOR
Custom Development, Inc.

Premium Home Builder and Land Developer Maximizes Returns in Targeted U.S. Metro Regions

NASDAQ:HCDI MAY 2021 Free Writing Prospectus





NASDAQ:HCDI

Forward Looking Statements

This presentation may contain forward-looking statements, including information about management's view of Harbor Custom Development, Inc. (the "Company"), future expectations, plans, and prospects, in particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements. Any statements made in this presentation other than those of historical fact, about an action, event, or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors, which may cause the results of the Company, and its subsidiaries and concepts to be materially different than those expressed or implied in such statements. Unknown or unpredictable factors also could have material adverse effects on the Company's future results. The forward-looking statements included in this presentation are made only as of the date hereof. The Company cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, the Company undertakes no obligation to update these statements, except as required by law, and also undertakes no obligation to update or correct information prepared by third parties that are not paid for by the Company.

Summary of Risk Factors

The Company faces risks, which include, but are not limited to the following:

- Adverse changes in general economic conditions could reduce the demand for homes and land and, as a result, could have a material adverse effect on us.
- Our long-term growth depends upon our ability to successfully identify and acquire desirable land parcels for residential build-out.
- If homebuyers are not able to obtain suitable financing, our results of operations may decline.
- Difficulty in obtaining sufficient capital could result in an inability to acquire land for our developments or increased costs and delays in the completion of development projects.
- Our operations and performance are subject to risks associated within both the construction and real estate industries.
- Failure to manage land acquisitions and development and construction processes could result in significant cost overruns or errors in valuing sites.
- The rising cost of materials due to supply chain constraints due to the COVID-19 pandemic, but the extent to which the COVID-19 pandemic will further impact our results and operations will depend on future developments that are highly uncertain and cannot be predicted.

Intellectual Property Disclosure

This presentation contains references to the Company's trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names herein, including logos, artwork, and other visual displays, appear without the R or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, the Company's rights or the rights of the applicable licensor to these trademarks and trade names. The Company does not intend its use or display of other companies' trade names or trademarks to imply a relationship with or endorsement of the Company by, any other companies.


NASDAQ:HCDI

Free Writing Prospectus

This presentation highlights basic information about the Company and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing. The Company has filed with the U.S. Securities and Exchange Commission (the "SEC") a registration statement (including a prospectus) for the offering to which this presentation relates, but such registration statement has not been declared effective. Before you invest, you should read the prospectus in that registration statement, including the risk factors therein, and the documents incorporated by reference or filed as exhibits to the registration statement for more complete information about the Company and this offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus may be obtained from ThinkEquity, a division of Fordham Financial Management, Inc., Prospectus Department, 17 State Street, 22nd Floor, New York, New York, telephone: (877) 436-3673 or email: prospectus@think-equity.com. A copy of the Company's registration statement, including the preliminary prospectus therein, is available at https://sec.report/CIK/0001784567.

This presentation shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective.

Offering Summary

Securities Offered	8.0% Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock") and Common Stock Purchase Warrants ("Warrants").
Offering Size	1,000,000 shares of Series A Preferred Stock and Warrants to purchase 3,000,000 shares of common stock, with a 15% over-allotment option.
Public Offering Price	$25.00 for one share of Series A Preferred Stock and three accompanying Warrants.
SERIES A PREFERRED STOCK	
Dividend Rate	8.0% per annum on the $25.00 per share of Series A Preferred Stock liquidation preference (equivalent to $2.00 per annum per share), when and if declared by the Board of Directors.
Dividend Payment Date	Monthly, no later than 20 days following the end of each calendar month, starting on June 20, 2021.
Liquidation Preference	$25.00 per share of Series A Preferred Stock, plus all accumulated, accrued, and unpaid dividends.
Conversion Price	$6.00 per share of common share at anytime at the holder's option (initially equals 4.167 shares of common stock for each share of Series A Preferred Stock, as adjusted).
Automatic Conversion	At our option, if the trading price of our common stock exceeds $10.20 for at least 20 trading days in any 30 consecutive trading days, we may cause the Series A Preferred Stock to be automatically converted.
Call Feature	Beginning on the third anniversary of the issue date, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at a price of $25.00 per share, plus any accrued and unpaid dividends.
Voting Rights	Non-voting. If dividends are in arrears for 18 or more consecutive or non-consecutive months, the holders of the Series A Preferred Stock will be entitled to vote for the election of one additional director.
Change of Control	If a change of control is pre-approved by our Board of Directors, the holders of Series A Preferred Stock have the option to: (1) demand that we redeem the Series A Preferred Stock at $26.63 per share during year one, $25.81 per share during year two, and $25.00 per share thereafter, plus any accumulated and unpaid dividends; or (2) convert some or all of the Series A Preferred Stock together with accrued but unpaid dividends.
Proposed Stock Symbol	HCDIP
WARRANTS	
Warrant Exercise Price	$6.00 per share of common stock.
Warrant Term	5 years.
Initial Exercise Date	Date of issuance.
Proposed Symbol	HCDIW





Urban Flight - Telework

"Outlying Suburbs Appeal to More Home Buyers – A recent NAHB study* found that COVID-19 has impacted the housing preferences of 25% of home buyers. Results show that a segment of home buyers have in fact shifted their preference towards the outlying suburbs due to the health crisis."
Rose Quint. NAHB. March 25, 2021

"These are homeowners who were perfectly content with their home before the pandemic, but now because they witnessed the pandemic, work-from-home flexibility, they're itching for some larger-sized home or maybe different areas, quiet areas," Yun said. "People who would not consider buying or selling a home several years ago are now beginning to be tempted to consider that, and that will filter in continuously through 2021." National Association of Realtors Chief Economist Lawrence Yun Predicts 2020's Housing Momentum Will Carry Into 2021.
James Leggate. FOX Business. January 01, 2021

"The pandemic gave parents the chance to work from home. Now they don't want to give it up. For decades, working parents — and mothers in particular — have been calling for more flexibility to juggle their personal and professional responsibilities. Finally, a global pandemic forced many employers to give it to them. A January poll by Gallup showed that 44 percent of U.S. workers prefer to continue remote work."
Ellen McCarthy, The Washington Post. April 19, 2021

3.8 MILLION

Unit Home Shortage Reported by Freddie Mac in April 2021 Equals a

$1.3 + TRILLION

Market Opportunity

MARKET DILEMMA & OPPORTUNITY

The Market Needs Inventory to Fulfill Buyer Demand

U.S. Housing Shortage

“The U.S. housing market is 3.8 million single-family homes short of what is needed to meet the country’s demand, according to a new analysis by mortgage-finance company Freddie Mac. The estimate represents a 52% rise in the nation’s home shortage compared with 2018, the first time Freddie Mac quantified the shortfall.”

Nicole Friedman, Wall Street Journal, April 15, 2021

U.S. Home Prices up 11.2%

“U.S. home prices are rising at the fastest pace in 15 years, reflecting how fiercely buyers are competing for a limited supply of homes in nearly every corner of the country. The coronavirus pandemic has turbocharged this demand.”

Nicole Friedman, Wall Street Journal, March 30, 2021

ABOUT US

HARBOR
Custom Development, Inc.

We Develop Real Estate and Participate in Each Phase of the Land-to-Home Development Cycle

Our business model allows for the monetization of land at **Three Stages**:

1. **Sale of Permitted Raw Land**
2. **Sale of Developed Lots**
3. **Sale of Completed Single-Family Homes and Condominiums**



WE BUY LAND

We begin with the evaluation of land's future value and acquiring it.

WE SELL FINISHED LOTS, HOMES, AND CONDOMINIUMS

We market our communities and sell finished lots, homes, or condominiums.

ABOUT US

The HCDI Business Model

has three core corporate investment values:

FIRST, a research-backed targeting methodology mitigates risk and exposure

SECOND, an adaptive development cycle allows us to generate revenue at three significant development stages

THIRD, flexibility that allows us to partner with local land developers, home builders, and general contractors



WE ENTITLE AND PERMIT

We expedite the approval of our land and home permits by working closely with local jurisdictions.

WE BUILD INFRASTRUCTURE

We build roads, sidewalks, and install water, sewer, and dry utilities with our heavy equipment.

WE CONSTRUCT HOMES AND CONDOMINIUMS

We construct homes and condominiums utilizing a local network of subcontractors.

Our Exit Points in the Development Cycle



OWNED AND ENTITLED LAND

Permitting and entitlements add the greatest value to acquired land. We sell entitled land to builders and developers.



INFRASTRUCTURED OWNED LAND

We develop land from the preliminary approvals with roads, sidewalks, and utilities.



VERTICAL CONSTRUCTION

We construct single-family homes, attached homes, and condominiums.



FIRST INVESTMENT VALUE

Our Research-Backed Targeting Methodology Mitigates Risk and Exposure

We acquire land within 30 to 60-minute commutes to urban job corridors.

- ✓ Greater land availability
- ✓ Lower acquisition cost
- ✓ Faster permitting process in cooperative jurisdictions
- ✓ Exodus from cities to the suburbs and rural areas

Following this criteria allows us to provide more affordable housing in shorter time frames.

Our research-backed process allows us to mitigate investment risk by following strong economies in growth markets.

Our Pre-Land Purchase Metro-Commuter Area Guide

MACRO RESEARCH AND ASSESSMENT OF U.S. METRO REGIONS	
Year-over-year population growth and ranks within the top 15 U.S. metro regions for in migration	✓
Rated in the top 15 U.S. metro regions for job growth or annual average sales price increase	✓
Location and infrastructure allow for major shipping and rail transportation hubs	✓
Diversified economy not reliant on one major employer	✓
Within top 15 U.S. metro regions for average household family income	✓
MICRO RESEARCH AND ASSESSMENT OF METRO AREA SUB-MARKETS PRE-LAND ACQUISITION	
Commutable to the core job market (30 to 60-minutes average)	✓
Area year-over-year housing price and rental market appreciation	✓
Location provides for easy access to freeways or other major commuter routes	✓
Provides natural amenity that differentiates the property from others – views or unique access points	✓
High-ranked school system (elementary - high school)	✓
High concentration of government employment (state capital and/or local, state offices, or substantial U.S. military presence)	✓

SECOND INVESTMENT VALUE

Diverse Stream of Annual Revenue

Integrating the land-to-home development cycle stages provides us:

- ✓ Multiple exit points to monetize our real estate assets
- ✓ A diverse product range which appeals to multiple buyer profiles
- ✓ The ability to sell developed lot inventory to large nationwide home builders

Our Existing and Potential Finished Lot Customers

LENNAR The Home of Everything's Included. | Toll Brothers | D·R·HORTON America's Builder | RICHMOND AMERICAN HOMES | CENTURY COMMUNITIES

HARBOR Custom Development, Inc.

$390,000 - $1,000,000+

Our 2021 home sales prices are anticipated to range from $390,000 for first time buyers to $1,000,000+ for luxury purchasers



THIRD INVESTMENT VALUE

Strategic Partnerships

Our dynamic model is flexible and allows us to partner with or acquire companies that specialize in their local markets:

- ✓ Residential Builders
- ✓ General Contractors
- ✓ Land Developers

Partnering keeps our cost structure low and leverages local market expertise.



We Are Established in Washington State and Are Expanding Nationally into California and Texas

Our Model and Methodology Are Leverageable

HARBOR
Custom Development, Inc.

NASDAQ:HCDI

Seattle Metro Residential Real Estate Today

Strong seller's market

Extremely low inventory

30-year mortgage interest rates near record low

Burgeoning economy with tech giants Amazon, Microsoft, Google, and Facebook

CNBC
REAL ESTATE
New home sales crush expectations, but the supply is running out
Diana Olick, September 24, 2020

THE NEWS TRIBUNE
Redfin puts Tacoma at No. 1 again for fastest-selling housing market in January.
Debbie Cockrell, February 20, 2021

KIRO RADIO
Housing market inventory at 20-year low for Puget Sound region
MYNORTHWEST STAFF, September 8, 2020

MARKET FOCUS

The Seattle Commuter Market

Current HCDI Properties are Situated in Desirable Locations in our Target Markets:

Central Kitsap
North Mason
Pierce County


Silverdale
Bremerton
Bainbridge Island
Belfair
Port Orchard
Allyn
Gig Harbor
Bangor
Seabeck
Silverdale
Erlands Point-Kitsap Lake
Bremerton
Port Orchard
Bainbridge Island
Seattle
Vashon Island
Maury Island
Des Moines
Belfair
Purdy
Grapeview
Gig Harbor
Artondale
Ruston

Following the Jobs

Washington State's Major Employers

amazon, Microsoft, BOEING, Alaska Airlines, Expedia, T-Mobile

Study: Seattle is #1 Real Estate Market Among Large U.S. Cities

WalletHub, August 2020

IMMEDIATE MARKET OPPORTUNITY

Kitsap County

LOCATION
30-minute commute (ferry ride) to downtown Seattle

AFFORDABILITY
Housing cost is 50% lower than similar size homes in King County

KITSAP NAVAL SHIPYARD
Largest naval shipyard on the West Coast - employs approximately 40,000 full time defense and civilian support jobs

SUBURBAN LIVING
Residential communities with yards, good schools, and easy access to waterfront parks and recreation

13% INCREASE
in Kitsap County Home Prices Year-Over-Year (October 2019-2020)

Northwest Multiple Listing Service, November 2020

Our Portfolio of Completed and Pending Single-Family Projects



Darkhorse Golf Course
Auburn, CA



Port Washington Park
Bremerton, WA



Settler's Field
Bremerton, WA



Soundview Estates
Bremerton, WA



Winding Lane Estates
Rocklin, CA



La Ventana, TX

Current Portfolio of Controlled Projects*

Washington

Unsold Units	Community	Contracted Value	Status	Business Plan
2	Port Washington Park	N/A	Own	Build + Sell Homes
25	Soundview Estates 4	N/A	Own	Build + Sell Homes
50	Soundview Estates 6	$7,000,000	Own	Sell Finished Lots
99	Soundview Estates 7	$8,910,000	Own	Sell Land + Fee Build Finished Lots
34	Broadmoor Commons	$2,040,000	Control	Build + Sell Homes
36	Mills Crossing	$1,500,000	Control	Build + Sell Homes
144	Port Orchard Condo	$1,440,000	Control	Build + Sell Homes
234	Belfair Condo	N/A	Own	Build + Sell Homes
144	Belfair Single-Family Homes	$3,915,000	Own	Sell Land + Fee Build Finished Lots
70	Westry Village	$4,900,000	Control	Build + Sell Homes
80	Pacific Ridge	$2,000,000	Control	Build + Sell Homes

* Some of these projects are under contract, but not yet closed. There can be no assurance that we will ultimately purchase these properties.

Geographic Expansion: California and Texas*

Unsold Units	Community	Contracted Value	Status	Business Plan
California				
68	Darkhorse	$9,709,300	Own	Build + Sell Homes
4	Sierra College	$1,100,000	Control	Build + Sell Homes
22	Rocklin	$3,944,050	Own	Build + Sell Homes
Texas				
2	Creeks Edge	$535,000	Control	Build + Sell Homes
4	The Ranch at Lakeside	$915,000	Control	Build + Sell Homes
30	Horseshoe Bay	$2,500,000	Control	Build + Sell Homes
4	Bunker Ranch	$630,000	Own	Build + Sell Homes
1	Flintrock	$220,000	Own	Build + Sell Homes
9	La Ventana	$1,584,350	Own	Build + Sell Homes

* Some of these projects are under contract, but not yet closed. There can be no assurance that we will ultimately purchase these properties.

Recent Developments & News*

- Closed 99 Lots in Soundview Estates with Lennar for $9,310,000 – May 18, 2021
- Released First Quarter Financial Results and Announces Entrance into Vancouver, BC and South Florida Regional Markets – May 17, 2021
- Contracted to Acquire 106 Lots for $16,900,000 Expanding Austin Housing Metro Footprint - April 21, 2021
- Contracted to Develop 99 Lots In Soundview Estates for Lennar Increasing Harbor's Total Contract Value to $16,830,000 – April 19, 2021
- Established New Banking Relationship With Washington Federal and Secures $6,383,000 – April 8, 2021
- Contracted to Purchase 80 Unit Condominium Site in Tacoma, Washington Expanding First-Time Homebuyer Footprint – April 5, 2021
- Sold 50 Lots to Lennar for $7,000,000 – April 1, 2021
- Announced 2020 Financial Results and Guidance For 2021– March 26, 2021
- Closed 22 Lots for $3,944,050 in Sacramento Metro Housing Market – March 22, 2021
- Secured $7,683,000 In Acquisition and Construction Financing From Sound Capital Loans for Austin Metro Market – March 17, 2021
- Acquired 48 Acres In Belfair, Washington for $3,915,000 – March 8, 2021
- Closed 29 Lots for $4,338,300 in Sacramento Metro Market's Darkhorse Golf Course Community – February 24, 2021

READ ALL PRESS RELEASES

* Some of these projects are under contract, but not yet closed. There can be no assurance that we will ultimately purchase these properties.

Recent Developments & News

Immediate Geographic Expansion:

We have acquired or entered into purchase and sale agreements for developed lots in both the Austin, Texas and Sacramento, California metro markets in the first quarter of 2021.

The Austin metro parcels are located in Dripping Springs, Driftwood, and Horseshoe Bay, Texas in the highly coveted Lake and Hill Country region. The area has seen significant growth which has been exacerbated by urban flight. We anticipate commencing construction of 4 to 5-bedroom homes on lots averaging 1/4 of an acre to 1+ acres and priced from $850,000 to $1,000,000+ beginning in the second quarter of 2021.

The Sacramento metro parcels are located in Auburn and Rocklin, California. The Darkhorse Golf Course community lots in Auburn average ½ acre in size and provide scenic views of the four-star rated course and surrounding hills. Home prices are anticipated to range from $900,000 to $1,500,000. Conveniently located 22 miles from Sacramento and the nearby Quarry Adventure Park, the Rocklin lots average 6,500 square feet. Home prices are anticipated to range from $800,000 to $1,000,000+. Urban flight from the Bay Area and Silicon Valley to the less populated bedroom communities such as Auburn and Rocklin has provided a steady stream of move-up and luxury buyers.

Recent Developments & News

Reported 2020 and 2021 Revenues

- **For year ending December 31, 2020, revenue was $50,397,000, an increase of $19,443,500, or 63%, as compared with revenue of $30,953,500 for year ending December 31, 2019. From 2018 to 2020, our revenues increased 779% .**
- **For the three months ended March 31, 2021, our revenues were $13,874,200, as compared with revenues of $9,941,000 for the three months ended March 31, 2020.**

Revenue Growth



$5,730,300
$30,953,500
$50,397,000
2018
2019
2020
Revenue

Q1 Revenue Growth



$9,941,000
$13,874,200
2020
2021
Revenue



Growth Strategy

Goal: Acquire a fraction of the $1.3+ trillion national market opportunity by:

- **Increasing our footprint through partnerships with builders and developers in our target markets:**
  - **Washington**
  - **California**
  - **Texas**

- **Broadening product offerings:**
  - **Attached townhome market**
  - **Multi-story condominium market**
  - **Luxury home market**

OUR UNIQUE VALUE VS. PEERS

Harbor Outshines Peers in Versatility

COMPANY	SYMBOL	Market Cap*	DEVELOPER / BUILDER	Acquires Land	Entitles Land	Constructs Infrastructure	Builds Homes	Develops Condominiums
Forestar Group	FOR	$1.1B	Developer	✓	✓	✓		
Howard Hughes Corp	HHC	$5.7B	Builder & Developer	✓	✓		✓	
Taylor Morrison Home Corporation	TMHC	$3.8B	Builder & Developer	✓	✓		✓	
Stratus Properties	STRS	$216.2M	Developer	✓	✓		✓	
Green Brick Partners, Inc.	GRBK	$1.2B	Builder & Developer	✓	✓		✓	
Century Communities, Inc.	CCS	$2.6B	Builder	✓	✓		✓	
M/I Homes, Inc.	MHO	$2.0B	Builder	✓	✓		✓	
Hovnanian Enterprises, Inc.	HOV	$752.8M	Builder	✓	✓		✓	
The New Home Company Inc.	NWHM	$111.2M	Builder	✓	✓		✓	
Beazer Homes USA, Inc.	BZH	$737.3M	Builder	✓	✓	✓	✓	
HARBOR Custom Development, Inc.	HCDI	$47.2M	Builder & Developer	✓	✓	✓	✓	✓

* Market Cap calculated at close of market on May 17, 2021 (rounded).
Data presented in this table was compiled by the Harbor Custom Development Inc. team through an analysis of each company's website and other public communications.


NASDAQ:HCDI

Management Team

STERLING GRIFFIN, CEO, President and Chairman of the Board of Directors

Our founder, Sterling Griffin, began his career at James S. Griffin Co. in January 1985 as a principal and Vice President of Marketing, where he focused on the syndication of apartment properties, raw land, and retirement home facilities in the Puget Sound region of Washington State. Beginning in June 1989, Mr. Griffin co-founded several businesses over a 12-year period, while actively self-employed as a real estate broker, investor, and developer. In January 2012, he became the Chief Operating Officer for Hudson Homes LLC, a Washington-based residential builder and developer focused on construction of upscale homes in Pierce and Kitsap Counties, where he was responsible for land acquisition, construction, marketing, and sales. In 2014, Mr. Griffin founded our Company. Mr. Griffin is a lifelong Washington resident who graduated from Colorado College with a Bachelor of Arts degree in History in 1984.

LYNDA MEADOWS, CFO

Ms. Meadows is a 25-year industry veteran whose impactful roles at companies such as Weyerhaeuser Company (Fortune 500 REIT), Quadrant Homes, Builders Capital and the international consulting firm, Currie & Brown, illustrate the depths of her broad experience and knowledge. Prior to joining Harbor, Ms. Meadows held many positions including Vice President, Senior Vice President, Controller, Treasurer, and Internal Audit Assistant Director for multiple divisions and subsidiaries of Weyerhaeuser, a publicly traded Fortune 500 company headquartered in the Pacific Northwest and listed on the New York Stock Exchange. From 2012 through 2015, Ms. Meadows became the Vice President and Controller at Quadrant Homes when Weyerhaeuser sold its real estate assets to the TRIPoint Group in 2014. Ms. Meadows worked through the transition and maintained her position with Quadrant Homes post acquisition. Ms. Meadows holds a Bachelor's of Business Administration from Washington State University and is a Certified Public Accountant, Washington State Board of Accountancy.

JEFF HABERSETZER, General Counsel, Corporate Secretary

After simultaneously attaining his Law Degree and Master's in Business Administration from Seattle University in 2017, graduating Cum Laude in both programs. Mr. Habersetzer began his own legal practice specializing in business contracts, real estate, and corporate governance. Mr. Habersetzer has experience forming and managing corporations, constructing a multitude of business contracts, participating in litigation and disputes, as well as representing lenders in real estate closings and debt agreements, among other legal experience. Mr. Habersetzer has a strong commitment to volunteer work as evidenced by his service on the King County Bar Association Public Policy Committee, as a volunteer attorney at the Seattle Neighborhood Legal Clinic, and as a Board Member and Secretary at the Northwest Children's Foundation.









Board of Directors

LARRY G. SWETS, Jr., Director

Mr. Swets founded Itasca Financial LLC, an advisory and investment firm, in 2005 and has served as its managing member since inception. Mr. Swets is also the founder and President of Itasca Golf Managers, Inc., a management services and advisory firm focused on the real estate and hospitality industries. Mr. Swets has served as Chief Executive Officer of GreenFirst Forest Products Inc. (TSXV: GFP) (formerly Itasca Capital Ltd.) since June 2016; as Chief Executive Officer of FG Financial Group, Inc. (Nasdaq: FGF) (formerly 1347 Property Insurance Holdings, Inc.) since November 2020 after having served as Interim Chief Executive Officer from June through November 2020; and as Chief Executive Officer of FG New America Acquisition Corp. (NYSE: FGNA), a special purpose acquisition company, since August 2020. Mr. Swets is a member of the board of directors of FG Financial Group, Inc.; FG New America Acquisition Corp. (NYSE: FGNA); GreenFirst Forest Products Inc.; Limbach Holdings, Inc. (Nasdaq: LMB); Insurance Income Strategies Ltd.; Alexian Brothers Foundation; and Unbounded Media Corporation. Previously, Mr. Swets served as the Chief Executive Officer of Kingsway Financial Services Inc. (NYSE: KFS) from July 2010 through September 2018, including as its President from July 2010 through March 2017.

ROBB KENYON, Director

Mr. Kenyon served as a Branch Manager and Partner at Seattle Mortgage Company from 1992 through 2004, and then again from 2010 through 2011, where he created, built, and maintained the largest branch in the 60-year history of Seattle Mortgage. He held various managerial positions at Bank of America Home Loans/Countrywide Home Loans from 2004 through 2010. Mr. Kenyon was the California Regional Director of the Home Loan Division of Sterling Savings from March 2011 through March 2012. He was the Director of Regional New Business Development for Cornerstone Home Lending from April 2012 through October 2013. Mr. Kenyon was the Director of Sales – Construction Loans for Builder's Capital from October 2013 through November 2018. In December 2018, Mr. Kenyon joined as a director of Sound Equity, LLC, a national real estate construction lender. Mr. Kenyon is involved in several real estate industry organizations, including the Certified Mortgage Bankers Society, The Seattle Master Builders Association, and The New Home Council.

RICHARD SCHMIDTKE, Director

Mr. Schmidtke is the founder of Schmidtke & Associates, PLLC, a full-service accounting company he founded in August 2008. Mr. Schmidtke has 30 years of public accounting experience. Mr. Schmidtke has played an essential role in the success of numerous businesses in a wide range of industries including tax planning, real estate, retail, and manufacturing. As a native of Tacoma, Washington, Mr. Schmidtke has established strong relationships in the community. His past and current involvement includes past President and current Trustee and Board Member of Tacoma Goodwill Foundation, Trustee of the Tacoma Art Museum, board member of the Tacoma Community Redevelopment Authority Board, and Tacoma Lawn and Tennis Club. Mr. Schmidtke graduated from the University of Washington with a Bachelor of Arts degree in Economics.

DENNIS A. WONG, Director

Since 2005, Mr. Wong is the owner of and a consultant with Insurance Resolution Group, a consulting firm focused on providing strategic advisory services to the insurance and financial services sector. From 1997 to 2005, Mr. Wong worked in a variety of corporate roles with Kemper Insurance Companies, a leading national insurance provider, including as Chief Financial Officer of its international operations. Mr. Wong is a Certified Public Accountant and has served as an independent member of the board of directors for 1347 Property Insurance Holdings, Inc. since August 2015.

WALTER "WALLY" WALKER, Director

In 1987, following a nine-year career as a professional basketball player, Mr. Walker began his financial services career at Goldman Sachs & Co., serving as Vice President of Private Client Services, becoming a Chartered Financial Analyst (CFA) in 1992. In 1994, Mr. Walker returned to professional basketball in the front office to become President of the Seattle SuperSonics of the NBA. Beginning in 2001, he took on the additional role of CEO with the SuperSonics, and served as President and CEO of the Seattle Storm of the WNBA. Upon the sale of the Seattle franchises in 2006, Walker founded Hana Road Capital, LLC, an investment advisory firm in 2007, which he continues to own as well as serving as Chief Investment Officer. Since 2005, Mr. Walker has been a member of the Advisory Council of Stone Arch Capital, a Minneapolis based private equity firm. Mr. Walker also serves on the Board of Trustees of Smead Capital Management, a Seattle based mutual fund. In 2017, Mr. Walker was named an independent director on the board of directors of Atlas Financial Holdings, Inc.

Pre-Offering Capitalization

Common Shares Outstanding	14,890,094
Options (WAEP: $2.77)	397,126
RSU Plan	17,000
Warrants (WAEP: $4.25)	510,859
Fully Diluted Shares Outstanding	**15,815,079**

Use of Proceeds

	Amount	%
Land Acquisition, Construction, and Development	$19,288,000	85%
Debt Reduction	$2,622,000	12%
Working Capital	$690,000	3%
Total	**$22,600,000***	**100%**

*Reflects net proceeds after deducting estimated offering expenses, underwriting discounts, and commissions payable by us and assumes no exercise of the underwriters' option to purchase additional Series A Preferred Shares and Warrants.





NASDAQ:HCDI

Key Takeaways

$1.3 TRILLION MARKET OPPORTUNITY CREATED BY SEVERE SHORTAGE IN THE U.S. HOUSING MARKET AND SUPPORTED BY RECORD LOW MORTGAGE RATES AND URBAN FLIGHT

- U.S. has 3.8-million-unit housing shortage
- Current 30-year mortgage rates are approximately 3%*
- Pandemic driven home purchasing

PRINCIPAL MARKET OF KITSAP COUNTY, WASHINGTON HOUSING PRICES UP 13%

- Average home price increased 13% year over year since October 2020

IMMEDIATE EXPANSION INTO NEW MARKETS AND NEW PRODUCTS

- Austin, Texas & Sacramento, California
- Townhome, condominium, luxury, and vacation home buyers

COMPETITORS = POTENTIAL CUSTOMERS

- We can sell finished lots to national public builders who are our competitors including Lennar, Richmond America, DR Horton, Toll Brothers, etc.

SIGNIFICANT GROWTH IN REVENUE AND GROSS MARGIN

- Revenue grew 63% from $30.95 million in 2019 to $50.4 million in 2020

*As of 5/18/2021


NASDAQ:HCDI

Discover Harbor Custom Development, Inc.

Through thoughtful designs and exceptional craftsmanship, Harbor Custom Homes® is meeting the needs of homebuyers in the communities we serve.


HARBOR
Custom Development, Inc.

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HARBOR Custom Development, Inc.

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Greater Seattle Area New Home Communities
City
School Districts
Community
SORT BY: NAME
Battle Point
Bainbridge Island, WA
Price Range: $1,800,000 - $3,900,000
SQFT Range: 4,500 - 5,600
Bainbridge Island School District
VISIT COMMUNITY
SOLD OUT!
Lakeland Village
Allyn, WA
North Mason School District
VISIT COMMUNITY
COMING SOON!
New Brooklyn
Bainbridge Island, WA
SOLD OUT!
Quilcene
Bangor
Poulsbo
Suquamish
Brinnon
Bremerton

Discover Our Available Communities


Cascade
3 Beds
2.5 Baths
2,154 SQFT
2 Cars
Stories: 2
Adams
3 Beds
3.5 Baths
2,369 SQFT
2 Cars
Stories: 2
Aspen
3 Beds
2.5 Baths
2,593 SQFT
2 Cars
Stories: 3

Tour Home Models, Floor Plans, and 360-Degree Views

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https://vimeo.com/531922867

Battle Point
Bainbridge Island, WA

Location: Bainbridge Island
From: $1,800,000
SQFT Range: 4,500 - 5,600
Visit Community





HARBOR
Custom Development, Inc.





OFFICES

Harbor Custom Development, Inc.
11505 Burnham Dr. Suite 301
Gig Harbor, WA 98332 Phone (253) 649-0636



INVESTOR RELATIONS

Hanover International
DIRECT (866) 744-0974
IR@harborcustomdev.com

www.harborcustomhomes.com

Balance Sheet

	March 31, 2021 (Unaudited)
ASSETS	
Real Estate	$ 35,669,000
Property, Plant and Equipment, net	8,704,900
Right of Use Asset	802,900
Cash	9,047,000
Prepaid Expense	1,502,800
Retainage Receivable	250,000
Accounts Receivable, net	34,600
Deferred Offering Costs	37,800
TOTAL ASSETS	**$ 56,049,000**
LIABILITIES	
Construction loans, net of debt discount of $375,000	$ 9,292,000
Construction loans – Related parties, net of debt discount of $680,900	6,093,600
Equipment Loans	5,905,300
Accounts Payable and Accrued Expenses	2,606,200
Right of Use Liabilities	775,600
Finance Leases	898,100
Note Payable – D&O insurance	372,700
Note Payable PPP	5,900
TOTAL LIABILITIES	**$ 25,949,400**
COMMITMENTS AND CONTINGENCIES	
STOCKHOLDERS' EQUITY	
Preferred Stock, No Par 10,000,000 shares authorized and 0 issued and outstanding at March 31, 2021	$ -
Common Stock, No Par 50,000,000 shares authorized and 14,890,094 issued and outstanding at March 31, 2021	37,057,900
Additional Paid In Capital	367,900
Accumulated Deficit	(6,036,900)
Total Stockholders' Equity	31,388,900
Non-Controlling Interests	(1,289,300)
TOTAL STOCKHOLDERS' EQUITY	30,099,600
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 56,049,000

Income Statement

	Three Months Ended March 31,		Year Ended December 31,	
	2021	2020	2020	2019
	(unaudited)		(audited)	
Consolidated Statements of Operations Data:				
Total revenue	$ 13,874,200	$ 9,941,000	$ 50,397,000	$ 30,953,500
Total costs of revenues	13,267,000	9,828,200	48,393,800	27,645,100
Gross margin	607,200	112,800	2,003,200	3,308,400
Selling and general administrative	2,049,800	1,029,400	5,493,900	3,466,800
Operating income (loss)	(1,442.600)	(916,600)	(3,490,700)	(158,400)
Other income (expense)	(106,600)	(87,100)	(154,600)	(279,200)
Income (loss) before tax expense	(1,549,200)	(1,003,700)	(3,645,300)	(437,600)
Income tax benefit (expense)	-	29,800	(116,800)	634,600
Consolidated net income (loss)	$ (1,549,200)	$ (973,900)	$ (3,762,100)	$ 197,000
Income (loss) attributable to common shareholders	$ (1,549,800)	$ (752,000)	$ (3,532,800)	$ 235,600
Basic and diluted earnings (loss) per share	$ (0.12)	$ (0.21)	$ (0.84)	$ 0.07
EBITDA	185,200	(407,900)	845,100	1,513,900

EBITDA Reconciliation

	Three Months Ended March 31,		Year Ended December 31,	
	2021	2020	2020	2019
Net Income (loss)	($1,549,200)	($973,900)	($3,762,100)	$197,000
Income tax expense (benefit)	-	($29,800)	$116,800	($634,600)
Interest amortized to cost of homes closing	$1,325,200	$318,600	$3,228,800	$1,012,100
Interest expense	$98,100	$71,600	$382,900	$358,300
Depreciation and Amortization	$311,100	205,600	$878,700	$581,100
EBITDA	**$185,200**	**($407,900)**	**$845,100**	**$1,513,900**